Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., May 2, 2017 - Union Bankshares Corporation has declared a quarterly dividend of $0.20 per share.  The dividend amount is the same as the prior quarter's dividend and is a $0.01, or 5.3%, per share increase from prior year’s quarterly dividend level.

Based on the stock’s closing price of $34.52 on May 1, 2017, the dividend yield is approximately 2.3%.  The dividend is payable on May 26, 2017 to shareholders of record as of May 12, 2017.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 113 banking offices and approximately 184 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

###